Exhibit 99.1

PRESS RELEASE

FOR ADDITIONAL INFORMATION:

	Univar Investor Relations	Nexeo Investor Relations
	David Lim	Michael Everett
	+1 844-632-1060	+1 281-297-0856
	IR@univar.com	Investor.Relations@nexeosolutions.com

	Univar Media Relations	Nexeo Media Relations
	Dwayne Roark	Tracy Diel
	+1 331-777-6031	+1 281-297-0851
	mediarelations@univar.com	Media.Relations@nexeosolutions.com

Univar and Nexeo Solutions Announce Divestiture of Nexeo’s Plastics Distribution Business to One Rock Capital Partners

•	Transaction valued at approximately $640 million

•	Transaction expected to close in the first half of 2019; net proceeds will be used to immediately pay down debt

•	Nexeo Plastics is a leading global distributor of a broad range of plastics products, including polymer products and engineering resins, to plastics processors in more than 60 countries worldwide

•	Business will continue to be led by Shawn Williams, executive vice president, Nexeo Plastics

DOWNERS GROVE, ILL and THE WOODLANDS, TEXAS— February 8, 2019 — Univar Inc. (NYSE: UNVR) (“Univar”) and Nexeo Solutions, Inc. (NASDAQ: NXEO) (“Nexeo Solutions”) today announced an agreement for Nexeo Solutions to divest its plastics distribution business (“Nexeo Plastics”) to an affiliate of One Rock Capital Partners, LLC (“One Rock”) for an enterprise value of $640 million, subject to customary closing adjustments.

Univar’s president and CEO, David Jukes, said: “Today’s announcement marks the conclusion of our strategic review for Nexeo’s Plastics Business and enables us to concentrate our energy on the core chemical distribution business and the abundant value creation opportunities from the Nexeo Solutions and Univar combination.”

Nexeo Solutions’ president and CEO, David Bradley, commented: “For One Rock, the purchase of Nexeo Solutions Plastics represents an opportunity to acquire an industry-leading plastics distributor with strong customer and supplier relationships. As a stand-alone business with a clear strategy, the outlook for the Plastics business and its employees is extraordinary.”

“We are very excited to have One Rock invest in our business, which Nexeo Solutions has built into one of the leading global plastics distribution companies,” said Shawn Williams, executive vice president, for Plastics at Nexeo Solutions. “We look forward to operating as a pure-play plastics business and will focus our talent and resources on expanding our service offering for our suppliers and customers worldwide.”

One Rock Managing Partner Tony Lee commented, “We are excited about the opportunity to create a standalone plastics distribution business and invest in growth by deepening its relationships with customers and supplier partners. We look forward to collaborating with Nexeo Plastics’ management team to achieve the full potential of the business.”

One Rock Managing Partner R. Scott Spielvogel added, “The acquisition of Nexeo Plastics is the culmination of a yearlong evaluation by One Rock during which we utilized our extensive experience in executing corporate carve-outs, together with our knowledge of the plastics, chemicals and distribution industries. We fully expect that we will be able to help management fortify and expand the capabilities of the business, thereby driving value for suppliers and customers alike.”

Transaction Details

The divestiture is expected to result in net cash proceeds of at least $615 million, which will be immediately utilized to pay down debt. Transition services for corporate functions and shared distribution sites will be provided in order to support the buyer and seller during the transition period.

Closing Details

The divestiture has been approved by the Boards of Directors of both Univar and Nexeo Solutions and is anticipated to close in the first half of 2019, subject to receipt of regulatory approvals and satisfaction of other customary conditions and the closing of, or the satisfaction of the conditions to the closing of, Univar’s acquisition of Nexeo Solutions.

Advisors

For Univar, Goldman Sachs & Co. LLC is serving as financial advisor, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel. For Nexeo Solutions, Moelis & Company LLC is serving as financial advisor, and Weil, Gotshal & Manges LLP is serving as legal counsel. For One Rock, Jefferies LLC is serving as financial advisor, and Latham & Watkins LLP and Hogan Lovells US LLP are serving as legal counsel.

About Univar

Founded in 1924, Univar (NYSE: UNVR) is a global chemical and ingredient distributor and provider of value-added services, working with leading suppliers worldwide. Supported by a comprehensive team of sales and technical professionals with deep specialty and market expertise, Univar operates hundreds of distribution facilities throughout North America, Western Europe, Asia-Pacific and Latin America. Univar delivers tailored customer solutions through a broad product and services portfolio sustained by one of the most extensive industry distribution networks in the world. For more information, visit www.univar.com.

About Nexeo Solutions

Nexeo Solutions is a leading global chemicals and plastics distributor, representing products from world-class producers to a diverse customer base. From product specification to sustainable solutions, the Company goes beyond traditional logistics to provide value-added services across many industries, including chemicals manufacturing, oil and gas, coatings, personal care, healthcare, automotive and 3D printing. The Company leverages a centralized technology platform to identify efficiencies and create solutions to unlock value for suppliers and customers. Learn more at www.nexeosolutions.com.

About One Rock Capital Partners, LLC

One Rock makes controlling investments in companies with potential for growth and operational improvement using a rigorous approach that utilizes highly experienced Operating Partners to identify, acquire and enhance businesses in select industries. The involvement of these Operating Partners affords One Rock the ability to conduct due diligence and consummate acquisitions and investments in all types of situations, regardless of complexity. One Rock works collaboratively with company management and its Operating Partners to develop a comprehensive business plan focused on growing the enterprise and enhancing its profitability to enhance long-term value. For more information, visit www.onerockcapital.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 codified in Section 27A of the Securities Act, and Section 21E of the Exchange Act, as amended. Some forward-looking statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “would” and similar expressions. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this communication and include statements regarding, among other things, matters related to the proposed transaction between Univar Inc. (“Univar”), Nexeo Solutions, Inc. (“Nexeo Solutions”) and One Rock Capital Partners, LLC (“One Rock”) with respect to the Nexeo Solutions’ plastics distribution business (the “Plastics Transaction”), matters related to the proposed transaction between Univar and Nexeo Solutions (the “Combination Transaction” and, together with the Plastics Transaction, the “Transactions”) and the operating results, performance and capital structure of Univar after the proposed Combination Transaction.

Forward-looking statements are based on Univar’s, Nexeo Solutions’ and One Rock’s current expectations and beliefs concerning future developments and their potential effect on such parties and their operations. While Univar and Nexeo Solutions believe that forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Univar, Nexeo Solutions, One Rock and the Transactions will be those anticipated. A number of important factors, risks and uncertainties could cause actual results to differ materially from those contained in or implied by the forward-looking statements, many of which are beyond Univar’s, Nexeo Solutions’ or One Rock’s control. Factors, risks and uncertainties that could cause actual results to differ from those reflected in forward-looking statements include: changes in general economic, business and political conditions, including changes in the financial markets; the ability to satisfy the conditions to closing of one or both of the Transactions on the expected timeline or at all and other risks related to the completion of one or both of the Transactions; the ability to obtain required shareholder and regulatory approvals for the proposed Combination Transaction on the expected timeline or at all; the ability to obtain required regulatory approvals for the proposed Plastics Transaction on the expected timeline or at all; the ability to complete the proposed Transactions on the expected terms and timeline or at all; higher than expected or unexpected costs associated with or relating to the proposed transaction; the risk that expected benefits, synergies and growth prospects of the proposed Combination Transaction may not be achieved in a timely manner or at all; the impact of the Plastics Transaction on the Combination Transaction; the impact of the Combination Transaction on the Plastics Transaction; the ability to successfully integrate Nexeo Solutions’ business with Univar following the closing of the Combination Transaction; the risk that Univar and Nexeo Solutions will be unable to retain and hire key personnel; the risk that disruption from the Transactions may adversely affect Univar’s and Nexeo Solutions’ business and their respective relationships with customers, suppliers, distributors or employees; and other risks detailed in the risk factors discussed in “Item 1.A. Risk Factors” in each of Univar’s and Nexeo Solutions’ most recent Annual Reports on Form 10-K, as updated by any Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and future filings with the SEC. Unless otherwise indicated or the context otherwise requires, comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions, divestitures or other potential strategic transactions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Neither Univar nor Nexeo Solutions undertake any obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed transaction between Univar and Nexeo Solutions, Univar has filed a registration statement on Form S-4, that contains a prospectus and a proxy statement for Univar and consent solicitation statement for Nexeo Solutions (the “prospectus/joint proxy and consent solicitation statement”). The registration statement became effective on January 29, 2019. INVESTORS AND SECURITY HOLDERS OF UNIVAR AND NEXEO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE PROSPECTUS/JOINT PROXY AND CONSENT SOLICITATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive prospectus/joint proxy and consent solicitation statement was sent to the shareholders of Univar and Nexeo Solutions on or about January 29, 2019. Investors and security holders are able to obtain copies of the prospectus/joint proxy and consent solicitation statement as well as other filings containing information about Univar and Nexeo Solutions, without charge, at the SEC’s website, http://www.sec.gov. Copies of the documents filed with the SEC by Univar are available free of charge within the investor relations section of Univar’s website at www.univar.com. Copies of the documents filed with the SEC by Nexeo Solutions are available free of charge within the investor relations section of Nexeo Solutions’ website at www.nexeosolutions.com.

Participants in the Solicitation

Univar, Nexeo Solutions and each of their directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies from Univar’s shareholders and consents from Nexeo Solutions’ shareholders in respect of the proposed transaction between Univar and Nexeo. Information regarding Univar’s directors and executive officers is contained in Univar’s proxy statement for its 2018 annual meeting, which was filed with the SEC on March 20, 2018. Information regarding Nexeo Solutions’ directors and executive officers is contained in Nexeo Solutions’ proxy statement for its 2019 annual meeting, which was filed with the SEC on December 13, 2018. Investors and security holders may obtain additional information regarding the interests of such participants by reading the prospectus/joint proxy and consent solicitation statement when it becomes available, which may be obtained as described in the paragraphs above.

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